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       [LETTERHEAD OF SKADDEN, ARPS, SLATE, MEAGHER & FLOM (ILLINOIS)]

                                                             Exhibit 8.2

                                       June 5, 1998

Waste Management, Inc.
3003 Butterfield Road
Oak Brook, Illinois 60523

                      Re  USA Waste Services, Inc. Merger
                          -------------------------------

Ladies and Gentlemen,

       We have acted as special counsel to Waste Management, Inc., a Delaware corporation ("Waste Management"), in connection with the contemplated merger (the "Merger") of Dome Merger Subsidiary, Inc., a Delaware corporation ("Sub") and a wholly-owned subsidiary of USA Waste Services, Inc., a Delaware corporation ("USA Waste"), with and into Waste Management, with Waste Management surviving as a wholly-owned subsidiary of USA Waste, pursuant to the Agreement and Plan of Merger, dated as of March 10, 1998, among USA Waste, Sub and Waste Management (the "Merger Agreement"). You have requested our opinion regarding whether the Merger will be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").
Unless otherwise defined, capitalized terms used in this opinion have the meanings assigned to them in the Merger Agreement.

       In connection with our opinion, we have reviewed originals or copies, certified or otherwise identified to our satisfaction, of the Merger Agreement, the Joint Proxy Statement and Prospectus prepared with respect to the Merger (the "Joint Proxy/Prospectus") and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinion set forth below. We have assumed that the Merger will be consummated in accordance with the Merger Agreement, the Joint Proxy/Prospectus and such other documents, certificates and records and that statements as to factual matters contained in the Joint Proxy/Prospectus are true, correct and complete and will continue to be true, correct

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Waste Management, Inc.
June 5, 1998
Page 2

and complete through the Effective Time. In rendering our opinion, we have also relied upon statements and representations of officers and other representatives of USA Waste and Waste Management and have assumed that such statements and representations will continue to be true, correct and complete through the Effective Time.

       For purposes of our opinion, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. We have also assumed that the Merger will qualify as a statutory merger under the laws of the State of Delaware.

       In rendering our opinion, we have relied on the Code, Treasury Regulations, judicial authorities, published positions of the Internal Revenue Service and such other authorities as we have considered relevant, all as in effect as of the date of this opinion and all of which are subject to differing interpretations or change at any time (possibly with retroactive effect). A change in the authorities upon which our opinion is based could affect our conclusions. This opinion may not apply to Waste Management Common Stock acquired pursuant to the exercise of an employee stock option or otherwise as compensation.

       On the basis of and subject to the foregoing, we are of the opinion that for United States federal income tax purposes:

       1. The Merger will be treated as a reorganization, qualifying under the provisions of Section 368(a) of the Code, and USA Waste, Sub and Waste Management will each be a party to the reorganization within the meaning of
Section 368(b) of the Code.

       2. No gain or loss will be recognized by USA Waste, Sub or Waste Management as a result of the Merger.

       3. No gain or loss will be recognized by a stockholder of Waste Management who exchanges all of his Waste Management Common Stock solely for USA Waste Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest).


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Waste Management, Inc.
June 5, 1998
Page 3

       We express no opinion as to United States federal income tax consequences other than as set forth above or as to any state, local or foreign tax consequences. We hereby consent to the references to us in the sections captioned "The Merger--Certain Federal Income Tax
Consequences" and "Legal Matters" in the Joint Proxy/Prospectus. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the Rules and Regulations of the Securities and Exchange Commission thereunder.

                                       Very truly yours,



                                       /s/ Skadden, Arps, Slate,
                                           Meagher & Flom (Illinois)